Pricing Supplement No.   4    Dated    8/6/97
(To Prospectus dated July 23, 1997 and
Prospectus Supplement dated August 4, 1997)                      Rule 424(b)(2)
                                                             File No. 333-29433


                           OLD NATIONAL BANCORP
 Medium-Term Notes Due Nine Months or More from Date of Issue - Fixed Rate
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Principal Amount: $30,000,000.00
Interest Rate:6.82%
Issue Price: 99.901%
Agent's Discount or Commission: 0.4514%
Original Issue Date: 8/11/97
Stated Maturity Date:8/11/03
Net Proceeds to Issuer: $29,835,000.00
CUSIP No. 68003QAU0
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Interest Payment Dates:

Redemption:
[X] The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ] The Notes may be redeemed prior to the Stated Maturity Date.
    Initial Redemption Date:
    Initial Redemption Percentage:  ______%
    Annual Redemption Percentage Reduction: ______% until Redemption Price is 100% of the principal amount.

Optional Repayment:
[X] The Notes cannot be repaid prior to the Stated Maturity Date.
[ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
    Optional Repayment Date(s):
    Repayment Price:  100%

Original Issue Discount:   [X]     Yes   [ ] No
 Total Amount of OID:   $29,700.00
 Yield to Maturity:          6.841%
 Initial Accrual Period:   8/11/97 to 2/14/98

Form:   [X]      Book-Entry    [ ] Certificated

The Agent, Smith Barney Inc., is acting in the capacity as indicated below:
 [X] Agent [ ]   Principal

If as principal:
[ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
[ ] The Notes are being offered at a fixed initial public offering price of
    ______% of principal amount.

If as Agent:
 The Notes are being offered at a fixed initial public offering price of
99.901 % of principal amount.

Other Provisions: